EXHIBIT 3.1(ii)

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF
GLOBAL FOOD TECHNOLOGY, INC

Global Food Technology, Inc, (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That pursuant to a meeting of the Board of Directors of Global Food Technology, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and obtaining a written consent of the majority of the shareholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ONE” so that, as amended, said Article shall be and read as follows:

ARTICLE ONE
NAME
The name of the Corporation is Global Food Technologies, Inc

SECOND: That thereafter, pursuant to resolutions of the Board of Directors, a written consent of the majority of shareholders of the Corporation was obtained in accordance with Section 222 of the General Corporation Law of the State of Delaware on which written consent the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 15th day of September 2005.

By:     /s/ Marshall F Sparks
Authorized Officer
Title      Secretary
Name:      Marshall F Sparks

Print or Type